Exhibit 99.1

675 Bering Drive, Suite 400

Houston, Texas  77057

713-830-9600

CONTACT:	William George
Chief Financial Officer
(713) 830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA ANNOUNCES ACQUISITION

- Agrees to Acquire Walker Engineering family of companies in Texas -

Houston, TX — February 21, 2019 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of mechanical services, including heating, ventilation, air conditioning, plumbing, piping and controls, today announced that it has entered into a definitive agreement to acquire Walker TX Holding Company, Inc. and its related subsidiaries (“Walker”) headquartered in Irving, Texas.

Walker is a family-owned company that provides commercial electrical, network, end-user, industrial and related services in Texas.  Walker has offices and operations in the Dallas/Fort Worth area, Houston, San Antonio and Austin and has helped to build many of the largest and most complex projects in the State of Texas.  Initially, Walker is expected to contribute annualized revenue of approximately $325 million to $375 million, and earnings before interest, taxes, depreciation and amortization of $20 million to $25 million.  In light of the required amortization expense related to intangibles and other costs associated with the transaction, the acquisition is expected to make a neutral to slightly accretive contribution to earnings per share during the first 18 to 24 months after the acquisition.  The transaction is expected to close early in the second quarter of 2019 and is subject to customary closing conditions.

Brian Lane, Comfort Systems USA’s Chief Executive Officer, commented, “We are extremely happy to announce that Walker and its extraordinary team of professionals will be joining Comfort Systems USA.  Walker has a 30+ year history of delivering top-notch electrical contracting and related services and has an outstanding reputation across all of the major markets of Texas in the mission critical, hospitality, healthcare and industrial sectors.”

Scott Walker, Chief Executive Officer of Walker, commented, “My team chose to join Comfort Systems USA from among many strong options because we believe that Comfort is fully committed to its employees, starting at the field level, and that this partnership is the best way to provide additional opportunities and growth for all of our employees.  We feel confident that Walker and Comfort Systems USA have a bright future together.”

Brian Lane concluded, “Walker brings best-in-class electrical expertise and a stellar reputation to Comfort Systems USA.  Given the strong leadership at all levels of the company, we believe that Walker will continue to grow and improve.  We could not be happier that the Walker team is joining Comfort Systems USA, and we believe that they will provide us with a strong base for continued growth and investment in the electrical contracting business that will complement and strengthen our existing mechanical, plumbing, controls, fire suppression and electrical lines of business across the United States.”

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 128 locations in 114 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

D.A. Davidson & Co. served as financial advisor and Foley Gardere served as legal counsel to Walker.  Robinson Bradshaw served as legal counsel to Comfort Systems USA.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated;  difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for mechanical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; an information technology failure or cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.